Exhibit 99.1

Orexigen Therapeutics Reports Corporate and Financial Results for the Fourth Quarter and Year Ended December 31, 2013

San Diego, CA, March 12, 2014 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced corporate and financial results for the fourth quarter and year ended December 31, 2013.

“The successful interim results of the Light Study give us confidence in the prospects for NB32 approvals in the U.S., Europe, and ultimately around the globe, and we believe the study creates value in addition to providing support for regulatory decisions,” said Michael Narachi, CEO of Orexigen. “The cardiovascular safety data make possible near-term lifecycle opportunities including the potential development of NB32 as a treatment for diabetes and in fixed dose combinations with other approved diabetes drugs. Additionally, we have filed new patent applications based on Light Study data which if issued would extend NB32 intellectual property protection to 2034.”

“We expect 2014 will be a transformative year for Orexigen with the following key catalysts: a US approval, a well resourced US primary care launch by Takeda, a positive CHMP opinion, an EU approval, and progress toward a partnership to commercialize NB32 outside North America,” Narachi said.

Financial results for the three months ended December 31, 2013

For the three months ended December 31, 2013, Orexigen reported a net loss of $21.5 million, or $0.21 per share, as compared to a net loss of $32.5 million, or $0.41 per share, for the fourth quarter of 2012.

Total operating expenses for the fourth quarter of 2013 were $21.8 million compared to $33.3 million for the fourth quarter of 2012. This overall decrease in operating expenses reflects a decrease in research and development expenses associated with the conduct of the Light Study, the NB32 cardiovascular outcomes trial.

Financial results for the year ended December 31, 2013

For the year ended December 31, 2013, Orexigen reported a net loss of $77.7 million, or $0.80 per share, as compared to a net loss of $90.1 million, or $1.27 per share, for 2012.

Total operating expenses for 2013 were $80.6 million compared to $93.7 million for 2012. This overall decrease in operating expenses reflects a decrease in research and development expenses associated with the conduct of the Light Study.

As of December 31, 2013, Orexigen had $98.1 million in cash and cash equivalents and an additional $78.9 million in marketable securities, for a total of $177.0 million. Operating expenses for 2014 are projected to be between $75 million and $85 million. As Orexigen is eligible to receive cash milestone payments of $100 million from North American partner, Takeda Pharmaceuticals, between approval and first commercial sale of NB32, the Company expects the year-end 2014 total balance of cash, cash equivalents and marketable securities to exceed that of year end 2013.

Product candidates update:

•	NB32 (32 mg naltrexone sustained-release (SR)/360 mg bupropion SR), an investigational medicine for weight loss and the maintenance of weight loss: In November 2013, Orexigen announced successful results of the interim analysis of the Light Study, an ongoing cardiovascular outcomes trial with approximately 8,900 randomized patients, stating that it met the prespecified criteria to exclude a hazard ratio of 2.0, using the upper bound of the 95% confidence interval, for excess risk of major adverse cardiovascular events (MACE) in patients receiving NB32 as compared to placebo.

In December 2013, Orexigen resubmitted the NB32 New Drug Application to the United States Food and Drug Administration (FDA), which has assigned a Prescription Drug User Fee Act goal date of June 10, 2014 for the conclusion of its review. Based on the results of the Light Study, which Orexigen believes clearly address the single approval deficiency of the January 2011 Complete Response Letter, the Company is highly confident in the U.S. approval of NB32.

In addition to the resubmitted NDA currently being reviewed by FDA, in October 2013 Orexigen submitted a Marketing Authorization Application for NB32 to the European Medicines Agency (EMA). This submission is being reviewed for the first time. Orexigen has received the Day 120 List of Questions from the EMA’s Committee for Medicinal Products for Human Use (CHMP) and is confident that it can submit a timely response that successfully addresses all of the questions posed. Orexigen is confident that NB32 will receive a positive opinion from the CHMP at the conclusion of its review.

Orexigen has licensed North American NB32 rights to Takeda Pharmaceuticals. Takeda has more than 2,000 field employees in the United States and, assuming approval, an appropriate number of them will be detailing NB32 to provide the reach and frequency required to effectively launch a product in primary care.

Orexigen owns NB32 rights in Europe and throughout the rest of the world outside of North America and will seek a partner to commercialize NB32 in those territories.

•	Empatic™, a fixed dose combination of bupropion SR and zonisamide SR, for the treatment of obesity: In a series of discussions with the FDA on the continued development of Empatic, the FDA stated that Phase 3 data for Empatic may be sufficient to support submission of an NDA without data from a cardiovascular outcomes trial. The FDA indicated that as long as the placebo-subtracted changes in body weight, blood pressure and heart rate for Empatic are similar to or more favorable than the placebo-subtracted changes observed with NB32, and there are no signals of cardiovascular concern in the Empatic development program, reassuring results of a cardiovascular outcomes trial with NB32 will be sufficient. In addition, while the FDA reiterated the belief that the teratogenicity potential for zonisamide is very concerning, the FDA will allow Phase 3 studies of Empatic to include women of childbearing potential who have a body mass index that meets the FDA definition of overweight (>27kg/m2) in the presence of at least one weight-related comorbidity. Orexigen owns worldwide rights to Empatic. Prior to initiating Phase 3 studies of Empatic, the Company plans to seek a collaboration partner to help fund clinical development and, if approved, commercialization.

Conference Call Today at 5 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the fourth quarter and full year 2013 financial results and recent business highlights. The live call may be accessed by phone by calling (888) 895-5479 (domestic) or (847) 619-6250 (international), participant code 36782629. The webcast can be accessed live on the Investor Relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product candidate is NB32. Based on successful results of the Light Study, an ongoing cardiovascular outcomes trial, Orexigen’s strategy for NB32 is to pursue approvals worldwide and pharmaceutical partnerships for global commercialization. The Company has submitted applications for marketing authorization in the United States and Europe, with potential approvals in 2014. If approved, North American partner Takeda Pharmaceuticals will commercialize NB32 in the United States. The Company’s other product candidate, Empatic, has completed Phase 2 clinical trials. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,”

“anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the timing of potential approval of the NDA for NB32 in the U.S. and the MAA for NB32 by the European Medicines Agency (EMA); the receipt of a positive opinion from the CHMP; the benefit risk profile for NB32; the possibility of the Light Study providing the requisite cardiovascular outcomes data for a diabetes indication for NB32; the potential for one additional clinical trial evaluating HbA1C to be all that is needed to obtain a diabetes indication for NB32; the possibility for 2014 to be a transformative year for Orexigen; the potential for a heavily resourced U.S. primary care launch of NB32; the possibility that a cardiovascular outcomes trial will be needed for Empatic; the potential to obtain a partner to commercialize NB32 and/or Empatic in certain territories; the projected operating expenses for 2014; and the expected year-end 2014 total balance of cash, cash equivalents and marketable securities exceeding year-end 2013. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential for the FDA to not approve NB32 even after meeting the prespecified threshold and resubmitting the NDA; the possibility that public disclosure of the results of the interim analysis of the Light Study would later be deemed to jeopardize the integrity of the Light Study potentially resulting in the requirement to conduct additional, costly studies; additional analysis of the interim results or new data from the continuing Light Study, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with the conclusion that the interim analysis was successful; the potential that the interim analysis may not be predictive of future results in the Light Study; the results from the interim analysis may not be sufficient to respond to the questions raised regarding safety of NB32; the possibility that the CHMP requests additional or new data to be provided; the potential for early termination of Orexigen’s North American collaboration agreement with Takeda; even if the NDA is approved by the FDA, the final results of the Light Study may not support continued approval of NB32; the therapeutic and commercial value of NB32 and Empatic; the potential for additional costly clinical trials needed for Empatic; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Current Report on Form 8-K filed with the Securities and Exchange Commission December 2, 2013 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Orexigen Contact:	Media Contact:
McDavid Stilwell	Denise Powell
VP, Corporate Communications and Business Development	BrewLIfe
(858) 875-8629	(510) 703-9491
SOURCE Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	December 31, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,121	$78,332
Investment securities, available-for-sale	78,875	59,071
Prepaid expenses and other current assets	1,286	1,491

Total current assets	178,282	138,894
Property and equipment, net	630	83
Other assets	1,032	—
Restricted cash	177	177

Total assets	$180,121	$139,154

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,787	$3,811
Accrued clinical trial expenses	7,886	13,529
Accrued expenses	6,751	4,345
Deferred revenue, current portion	3,429	3,429

Total current liabilities	22,853	25,114
Long term convertible debt	80,031	—
Deferred revenue, less current portion	35,143	38,571
Other long-term liabilities	232	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at December 31, 2013 and December 31, 2012; no shares issued and outstanding at December 31, 2013 and December 31, 2012	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at December 31, 2013 and December 31, 2012 and; 104,970,200 and 84,413,670 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	105	84
Additional paid-in capital	556,235	512,174
Accumulated other comprehensive income (loss)	(3)	15
Accumulated deficit	(514,475)	(436,804)

Total stockholders’ equity	41,862	75,469

Total liabilities and stockholders’ equity	$180,121	$139,154

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Collaborative agreement	$857	$857	$3,428	$3,428
License revenue	0	0	0	0

Total revenues	857	857	3,428	3,428
Operating expenses:
Research and development	15,472	28,252	56,748	73,680
General and administrative	6,341	5,082	23,878	19,987

Total operating expenses	21,813	33,334	80,626	93,667

Loss from operations	(20,956)	(32,477)	(77,198)	(90,239)
Other income (expense):
Interest income	8	22	65	147
Interest expense	(537)	—	(538)	(2)

Total other income (expense)	(529)	22	(473)	145

Net loss	$(21,485)	$(32,455)	$(77,671)	$(90,094)

Net loss per share – basic and diluted	$(0.21)	$(0.41)	$(0.80)	$(1.27)

Shares used in computing net loss per share – basic and diluted	101,753	78,952	96,491	70,739